Exhibit 4.60

Loan Agreement

This Loan Agreement is signed by the following parties in Beijing on March 22, 2005;

Beijing eLong Information Technology Co., Ltd (hereafter “Party A” )

Registered Address : Xingke Plaza-B, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing.

Legal Representative: Justin Tang

Tian Binbin (hereafter “party B”)

Address: Room 203, No. 7, Building 2, Jiulian New Village, Wensan Road, Hangzhou City

ID No. : 330103501124042

Whereas:

1. Party A is a limited liability company registered and established according to Chinese laws; Party B is Chinese citizen owning 20% of equity in Hangzhou Global-link Consultation Service Co., Ltd (hereafter “Hangzhou Global-link”);

2. Party B hope for capital support of Party A and Party A would like to supply capital support to Party B.

Wherefore, the both parties have agreed to reach this agreement (hereafter the “Agreement” ) after friendly negotiations:

I. According to the conditions and provisions specified in this agreement, Party A agrees to supply totally RMB166000 of loans to Party B and Party B is pleased to accept the above loans.

II. Party B agrees to award Party A with the exclusive purchase right for 20% equities of Hangzhou Global-link owned by Party B and the purchase price is totally RMB166000.

III. The prerequisite conditions of Party A supplying loans to Party B are:

1. According to this agreement, Party B, Shu Yichen and Song Jiating who are the shareholders of Hangzhou Aviation Service Co., Ltd and Hangzhou Qiandao Lake Phoenix Industry Co., Ltd have formally signed the Agreement on Equity Transference with Beijing eLong Aviation Service Co., Ltd designated by Party A, and after completion of equity transference, the Beijing eLong Aviation Service Co., Ltd possess 80% of equities in Hangzhou Global-link and Party B possess 20% of equities in Hangzhou Global-link.

2. Party B has formally signed the Equity Pledge Agreement (hereafter the “Equity Pledge Agreement”) with Party A or the third party designated by Party A, thus, Party B shall pledge the 20% equities of Hangzhou Global-link owned by it to totally Party A or the third party designated by Party A.

3. Party B has formally signed the Exclusive Purchase Right Agreement (hereafter the “Exclusive Purchase Right Agreement”) stipulated in the fifth article of this agreement with Party A or the third party designated by Party A, and according to this agreement, Party B shall award to Party A or the third party designated by Party A the purchase right for 20% equities of Hangzhou Global-link owned by Party B totally under the precondition of allowed by Chinese laws and the purchase price shall be RMB166000.

4. The above Equity Pledge Agreement and Exclusive Purchase Right Agreement have full legal effects, not occurred any event of default and all relevant procedures of putting on files, approval, authorization, registration and governmental procedures have been taken or completed satisfactorily (as demand).

5. The statement and guarantee of Party B in the tenth article are true, complete, correct and without misguidance.

6. Party B did not violate any promise stipulated in the eleventh and twelfth articles of this agreement and not occurred or will occur any foreseeable event which may impact him implementing obligation according to this agreement.

IV. Party A agree that Party A shall send loans to account number designated by Party B once only or in installments according to requirements of Party B when meeting completely the prerequisite conditions specified in the third article of this agreement or it is abandoned by Party A in written form. Party B shall send receipt of money to Party A in the day of receiving above-mentioned sum of money. Hereon every party agrees and confirms that the loan commitment of Party A in this agreement is only suitable for Party B himself and not any successors or assignees of Party B.

V. Party A and Party B agree and confirm unanimously Party A shall, on the basis of Chinese laws and within permissible range by Chinese laws, purchase or designate other person (legal person or natural person) to purchase the entire equities (hereinafter called as “purchase right”) owned by Party B in Hangzhou Global-link at any time in eighteen months after signing this agreement but Party A or the designated third party shall send written notice to Party B before purchasing. Once Party A or the designated third party sending written notice for purchasing equities, Party B shall immediately transfer his equities of Hangzhou Global-link at the price of RMB166000 to Party A or the designated third party according to the willingness and indication of them. Party A and Party B agree to sign exclusive purchase right agreement on the above matters.

VI. Party B agree when he transferring the equities of Hangzhou Global-link to Party A or third party designated by Party A according to this agreement and exclusive purchase right agreement, the loans that Party A send to Party B according to provisions of this agreement shall be equal to equity transference money of 20% equities of Hangzhou Global-link and the loan relations specified in this agreement shall be released naturally, Party A or any third party designated by Party A shall not pay for the equity transference money separately.

VII. Every party agree and confirm unanimously, unless other provisions are stipulated in this agreement, the loan specified in this agreement shall be interest-free loan. But when the equity transference related in fifth article of this agreement is occurred and if the equities of Hangzhou Global-link shall be evaluated according to requirements of applicable laws, and if the price of equity transference is higher than principal of the loan in this agreement according to result of evaluation, the higher part should be regarded as interest of loans or funds cost taken by Party A.

VIII. The loan time limit shall be from the date when Party A supplying the loans specified in this agreement to Party B if the prerequisite conditions of article three in this agreement are met satisfactorily to Party A performing the purchase right according to this agreement and exclusive purchase right agreement. The time limit may be prolonged after written approval by every party and if Party B occur any condition of listed as below within loan time limit or prolonged loan time limit, it shall be regarded as the loans of Party A in this agreement is expired in advance immediately.

(1) Party B has actively left from Party A or affiliated company of Party A or is dismissed because of serious violation for rules and regulations of company; or

(2) When Party B is dead, with civil disability or limited civil capacity; or

(3) Party B is engaged in criminal acts or involved with criminal activities; or

(4) Any other third party claim Party B for compensation amount exceeding RMB100000.

When loans have become due, Party B (or success or assignee) shall immediately transfer their equities of Hangzhou Global-link to Party A or any third party designated by Party A.

Once Party B transferring the equities according to the above provisions, this agreement is immediately terminated.

IX. Party A shall make the following statement and guarantee to Party B in the day of signing this agreement:

1. Party A is a limited liability company with valid existence registered according to Chinese laws.

2. Party A has right to sign and implement this agreement. Signing and implementing this agreement by Party A shall conform to business scope, regulations of company and provisions of other systematical documents of Party A. Party A has taken all necessary and appropriate approvals and authorizations for signing and implementing this agreement.

3. Signing and implementing this agreement by Party A shall neither violate any law and regulation with constraint force or influence force or documents approved, authorized or noticed by government nor violate agreements signed by Party A and any third party or any promise made by Party A for any third party; and

4. Once this agreement is signed, the legal, effective and enforceable obligation for Party A shall be established immediately.

X. Party B makes the following statement and guarantee to Party A from the date of signing this agreement to termination date of contract:

1. Hangzhou Global-link is a limited liability company with valid existence registered according to Chinese laws and Party B is lawful holder of 20% equities of Hangzhou Global-link;

2. Party B has right to sign and implement this agreement. Signing and implementing this agreement by Party B shall conform to business scope, regulations of company and provisions of other systematical documents of Hangzhou Global-link. Party B has taken all necessary and appropriate approvals and authorizations for signing and implementing this agreement;

3. Signing and implementing this agreement by Party B shall neither violate any law and regulation with constraint force or influence force or documents approved, authorized or noticed by government nor violate agreements signed by Party B and any third party or any promise made by Party B for any third party;

4. Once this agreement is signed, the legal, effective and enforceable obligation for Party B shall be established immediately;

5. Party B has already paid legally all financial contributions for the owned equities of Hangzhou Global-link and obtained the certification of payment issued by chartered accountant office;

6. Except provisions of equity pledge agreement or written approval of Party A, Party B has not set mortgage, pledge or any other guarantee measures on owned equities of Hangzhou Global-link, has not sent agreement of transferring equities to any third party, has not made any promise for purchasing the equities by any third party and has not signed any agreement of transferring equities of Party B with third party;

7. Have no dispute, lawsuit, arbitrament, administrative procedure or any other legal procedure with Party B and/or relevant equities of Hangzhou Global-link and have no any potential dispute, lawsuit, arbitrament, administrative procedure or any other legal procedure with Party B and/or relevant equities of Party B; and

8. Hangzhou Global-link has already completed all governmental approval, authorization, license, registration and putting on file for their assets and business within range of license.

XI. In validity period of this agreement, Party B promise:

1. Unless stipulated otherwise by this agreement, Party B shall not sell, transfer, mortgage or dispose the equities or other rights and interests in Hangzhou Global-link with other modes or allow to set other security interests on it without prior written consent of Party a in advance.

2. Without written consent of Party A in advance, Party B shall not agree or support or sign any shareholder resolution in shareholder meeting of Hangzhou Global-link to approve the selling, transferring, mortgage or disposition of legal or beneficial interests on equity of Hangzhou Global-link with other modes or to set any other security interests on it, but doing it for Party A or any person designated by Party A is as an exception;

3. Without written consent of Party A in advance, Party B shall not vote in shareholder meeting of Hangzhou Global-link to agree or support or sign any shareholder resolution to approve mergence or combination of Hangzhou Global-link with anybody or purchase anybody or invest to anybody;

4. Party B shall notice Party A immediately the occurred or will be probably occurred any Lawsuit, arbitrament or administrative procedures about equity of Hangzhou Global-link.

5. In order to keep the ownership of Hangzhou Global-link to all its assets, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;

6. Without written consent of Party A in advance, Party B shall not carry out any action and/or nonfeasance which may make important influence for assets, business and responsibility of Hangzhou Global-link;

7. According to requirements of Party A, Party B shall propose or vote persons nominated by Party A to take up the directors of Hangzhou Global-link;

8. Under the condition of Party A carrying out purchase right related in this agreement, Party B shall transfer owned entire or partial equities of Hangzhou Global-link to Party A or representative designated by Party A immediately and unconditionally within allowable range of Chinese laws and cause other shareholders of Hangzhou Global-link to waive its option to purchase such equity interest hereof;

9. Not require Hangzhou Global-link to issue dividends or allocate its allocable profits to Party B;

10. Once Party B transferring the equities of Hangzhou Global-link to Party A or person designated by Party A, the sum of money RMB166000 that Party A loans to Party B in this agreement shall be taken to balance transference money of 20% equities of Hangzhou Global-link and Party A or third person designated by Party A shall not pay any other transference money additionally;

11. Comply strictly with the terms of this Agreement, and Exclusive Purchase Contract, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

XII. Party B, as shareholder of Beijing eLong, agrees that it shall cause Hangzhou Global-link, during the term of this Agreement:

(1) Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(2) Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;

(3) Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;

(4) Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) the debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) the debt being reported to Party A or having approved by Party A in writing;

(5) To operate persistently all the business, and to maintain the value of its assets;

(6) To provide information concerning all of its operation and financial affairs subject to Party A’s request;

(7) Not to merger or combine with, buy or invest in, any other person without Party A’s prior written consent;

(8) Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Party B shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;

(9) To inform promptly Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the assets, business or income

(10) to execute all necessary or appropriate documents, to take all necessary or appropriate action and to bring all necessary or appropriate lawsuit or to make all necessary and appropriate defending against all claims.

(11) To comply strictly with other relevant agreements signed with Party A, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

13. Party B further agree that, they shall pledge all their equity interest in Hangzhou Global-link to Party A for the warrant of payment obligation to Party A under this Contract. Party B shall handle procedures for the registrations of the pledge at the company registration authority promptly after execute the Agreement.

14. The Agreement are effective to all the parties and their inheritor or transferee, and executed only for the interest of them. Without the other party’s prior written consent, any party shall not transfer, pledge or transfer in any other way the right, interest or obligation under the Agreement.

15. The execution, validity, interpretation, performance, implementation, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

16. Arbitration

(1) Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.

(2) Arbitration place shall be in Beijing, PRC.

(3) Arbitration language shall be English.

(4) The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint a arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint a arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

(5) Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with China’s Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including China’s Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

(6) Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

17. From the date of signing of this Agreement, all parties agree that the items and conditions of the Agreement should be effective from XX, 2005 and expire on the date of all parties satisfying their obligations under this Agreement.

18. Party B will not cancel or terminate this Agreement under any circumstance, except (1) Party A has gross negligence, commits fraud or other serious illegal act, or (2) Party A bankrupt or insolvent;

19. Any amendment and supplement of this Agreement shall come into force only after both parties execute a written agreement. The amendment, supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.

20. This Agreement is the integral agreement of the transaction stipulated in this Agreement and it will replaced all the oral negotiation or written opinion for this transaction heretofore.

21. This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

22. The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from The Agreement or from the performance of The Agreement.

23. This Agreement is executed in Duplicate and each Party holds one copy. Each original has the same legal effect.

(No text hereunder)

IN WITNESS WHEREOF, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above in Beijing.

Party A: eLong, Inc.

Authorized Representative (Signature):	/s/

Official Seal:	/s/

Party B:	Tian Binbin

Signature:	/s/